SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 21, 2003

Date of Report

(Date of earliest event reported)

Open Text Corporation

(Exact Name of Registrant as Specified in Charter)

Ontario	0-27544	98-0154400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 Columbia Street West, Waterloo,

Ontario, Canada N2L 5Z5

(Address of principal executive offices) (Zip Code)

(519) 888-7111

Registrant’s telephone number, including area code

Item 5. Other Events

On October 21, 2003, Open Text Corporation and IXOS Software AG issued a press release relating to a business combination agreement dated October 20, 2003 in which a wholly owned subsidiary of Open Text will conduct a tender offer for all of the issued and outstanding shares of IXOS SOFTWARE AG. The acquisition will proceed via a tender offer with each tendering IXOS shareholder electing consideration of either 9 Euro per share (approximately US$10.46) or 0.2610 of an Open Text share for each share of IXOS tendered. Each Open Text share will include a warrant to purchase 0.0742 of an Open Text share for up to one year after closing the transaction, with a strike price of US $41.50 per share. As IXOS shareholders will be able to elect to receive either cash or Open Text securities, we cannot separately estimate those components of the purchase consideration to be paid in connection with the business combination. Based on recent exchange rates the total purchase consideration would be approximately $240 million US in cash assuming all IXOS shareholders elected to receive cash. The cash consideration represents a 34% premium based on the three months volume weighted average prior to the announcement. The principal terms of the transaction are described in the press release dated October 21, 2003 issued by Open Text Corporation, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Completion of the business of combination is conditioned on the satisfaction of certain closing conditions.

Neither this filing nor the press release is an offer to purchase nor a solicitation of an offer to sell securities. The exchange offer to be conducted by Open Text is made for the securities of a German company. The offer is subject to disclosure requirements of a country that are different from those of the United States.

An english translation of the German tender offer disclosure document will be disseminated to U.S. shareholders of IXOS at the same time the documents are distributed to German shareholders. We urge shareholders to read the German disclosure documents regarding the tender offer because they contain important information.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

The following exhibits are filed as part of this Report on Form 8-K, where indicated:

(c)	Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Open Text Corporation dated October 21, 2003.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 21, 2003	OPEN TEXT CORPORATION

	By:	/s/ JOHN SHACKLETON
John Shackleton President

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by Open Text Corporation dated October 21, 2003

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